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                                                                   EXHIBIT 23.5




                   [Keefe, Bruyette & Woods, Inc. letterhead]





                                October 26, 1998


      We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of Pioneer Bancshares, Inc. included as Appendix C to the Prospectus/Proxy Statement forming a part of this Registration Statement on Form S-4 and to all references to our firm in such Prospectus/Proxy Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                    /s/ Keefe, Bruyette & Woods, Inc.

                                    KEEFE, BRUYETTE & WOODS, INC.